EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Jim Hartman

Medamicus, Inc.
(763) 577-2212

January 21, 2004

Medamicus Announces Name Change to Enpath Medical, Inc.

Nasdaq Symbol to Become NPTH

Change Effective February 2, 2004

MINNEAPOLIS––Medamicus, Inc. (Nasdaq: MEDM) announced today that the Company will change its name from Medamicus, Inc. to Enpath Medical, Inc. effective February 2, 2004.  The Nasdaq trading symbol will change to NPTH effective with the opening of the stock market on February 2, 2004.

“Several months ago we publicly announced the acquisition of the assets of Biomec Cardiovascular,” said James D. Hartman, Chairman and CEO.  “That acquisition created a new, larger company and the opportunity to establish an identity based on our shared vision.  The name Enpath is derived from our mission ‘creating pathways to enable the delivery of essential medical therapies’.”

 “The former Medamicus will operate as the Delivery Systems Division of Enpath Medical with Mark Kraus as division president.  Mr. Kraus formerly served as COO of Medamicus.” Hartman continued.  “Biomec Cardiovascular will operate as the Lead Technologies Division of Enpath Medical with Vincent Owens as division president.  Mr. Owens served as president and CEO of Biomec Cardiovascular prior to the acquisition.  Both divisions will continue to operate at their current locations.”

Medamicus, Inc., soon to become Enpath Medical, Inc. is headquartered in Plymouth, Minnesota, and is a leader in the development and commercialization of vascular access devices and stimulation lead technologies that enable the delivery of pharmaceutical and device therapies to treat cardiac and neurological diseases, cancer and a variety of other medical conditions.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2002, as well as in our quarterly reports on Form 10-Q and in our Proxy Statement/Prospectus filed with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are the following: the ability of Medamicus to successfully integrate the BCI operation; Medamicus’ dependence upon a limited number of key customers for its revenue; Medamicus’ dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of Medamicus to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of Medamicus and these customers to achieve market acceptance of the safety needle; Medamicus’ ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; Medamicus’ ability to develop or acquire new products to increase its revenues; Medamicus’ ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and Medamicus’ ability to raise capital.  All forward-looking statements of Medamicus, whether written or oral, and whether made by or on behalf of Medamicus, are expressly qualified by these cautionary statements.  In addition, Medamicus disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.